EXHIBIT 10.10

LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 15th day of July, 2022

BETWEEN:

Survivor Group of 4575 Dean Martin #804, Las Vegas, NV 89103 (the "Lender")

OF THE FIRST PART

AND

Job Aire Group of 1870 W Prince #10 Tucson, AZ 85743 (the "Borrower")

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

1.

The Lender promises to loan $1,000,000.00 USD to the Borrower and the Borrower promises to repay this principal amount to the Lender, with interest payable on the unpaid principal at the rate of 14.40 percent per annum, calculated yearly not in advance.

Payment

2.

This Loan will be repaid in consecutive yearly installments of $50,000.00 each commencing on March 15th, 2023 and continuing on the 15th of March of each following year with the balance then owing under this Agreement being paid on March 15th, 2032.

3.	At any time while not in default under this Agreement, the Borrower may pay the outstanding balance then owing under this Agreement to the Lender without further bonus or penalty.

Default

4.

Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

5.

Further, if the Lender declares the principal amount owing under this Agreement to be immediately due and payable, and the Borrower fails to provide full payment, interest at the rate of 21.00 percent per annum, calculated yearly, not in advance, will be charged on the outstanding amount, commencing the day the principal amount is declared due and payable, until full payment is received by the Lender.

6.

If the Borrower defaults in payment as required under this Agreement or after demand for ten (10) days, the Security will be immediately provided to the Lender and the Lender is granted all rights of repossession as a secured party.

Additional Clause

7.

In the event that the business is sold Survivor Group will be entitled to continue the loan agreement or can require the full principal, interest, and fees of the loan outstanding along with the remaining minimum payment for the remaining years of the loan to be payable within 5 days of transfer of ownership. If the payment is not received within 5 days, Job Aire Group will transfer 10% of the company for each $50000 owed on the note. If the amount unpaid exceeds 500,000, Job Aire Group will immediately be transferred 100 percent ownership of the company.

Security

8.	This Loan is secured by the following security (the "Security"): All cash and Accounts Receivable

9.

The Borrower grants to the Lender a security interest in the Security until this Loan is paid in full. The Lender will be listed as a lender on the title of the Security whether or not the Lender elects to perfect the security interest in the Security. The Borrower will do everything necessary to assist the Lender in perfecting its security interest.

Governing Law

10.	This Agreement will be construed in accordance with and governed by the laws of the State of Nevada.

Costs

11.

All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

Binding Effect

12.

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

13.	This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

14.

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

General Provisions

15.

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

16.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 15th day of July, 2022.

Survivor Group

per:	/s/ Kathryn Munoz
Kathryn Munoz

Job Aire Group

per:	/s/ Nicholas Ammons
Nicholas Ammons

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